Press Release
For Release Friday, January 10, 2003


        PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY EARNINGS
                             AND DECLARES DIVIDEND


Sidney, Ohio; NASD-NMS "PSFC"

Douglas Stewart, President and CEO of People-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association announced today the Corporation's second quarter earnings for the fiscal year ending June 30, 2003.

Net income for the quarter ended December 31, 2002 was $204,000 or $0.15 basic and diluted earnings per share, compared with $161,000 or $0.12 basic and diluted earnings per share for the same period in 2001. This represents a 27% increase in net income.

The Corporation's year to date net income for the six months ended December 31, 2002 was $417,000 or $0.31 basic and diluted earnings per share compared with $299,000 or $0.22 basic and diluted earnings per share for the same period in 2001.

The increase in net income is attributed to an increase in net interest income resulting from a decrease in interest expense on deposits and borrowed funds partially offset by a decrease in interest income on loans.

On January 9, 2003 the Board of Directors declared a dividend of $0.12 per share for record holders as of January 31, 2003. This represents a 9% increase in the regular quarterly dividend and is the fifth increase since the Corporation became a public company in 1997. This dividend will be payable on February 15, 2003. At December 31, 2002 the Corporation had 1,443,302 shares outstanding. Peoples-Sidney Financial Corporation shares are traded on the Nasdaq Stock Market under the trading symbol "PSFC".


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Press Release
For Release Friday, January 10, 2003

PEOPLES-SIDNEY FINANCIAL CORPORATION
Page 2


Peoples Federal serves Shelby County with offices in Sidney at 101 E. Court Street, 2400 W. Michigan Street (inside Wal-Mart), 403 S. Pike Street, Anna, and 115 E. Pike Street, Jackson Center, Ohio. The Corporation had assets of $139 million and shareholders' equity of $17 million as of December 31, 2002.

      When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

      The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.